Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Amendment No. 2 to Form F-3 (Registration Number 333-297295) of Kandal M Venture Limited (the “Company”) of our report dated July 30, 2026 relating to the audit of the consolidated statements of financial position of the Company as of March 31, 2026 and 2025, and the related consolidated statements of profit or loss and other comprehensive income, changes in equity, and cash flows in each of the years for the three-year period ended March 31, 2026, and the related notes included herein.

We also consent to the reference to our Firm under the heading “Experts” in such Registration Statement.

/s/ WWC, P.C.
San Mateo, California	WWC, P.C.
August 13, 2026	Certified Public Accountants
PCAOB ID: 1171